Exhibit 99

FOR IMMEDIATE RELEASE

DATE: October 24, 2007

CONTACT:	Brian L. Vance
	President and Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES THIRD QUARTER 2007 EARNINGS

3RD QUARTER HIGHLIGHTS

•	Net Income of $2,933,000 for the quarter increased 11.7% from the immediately preceding (linked) quarter ending June 30, 2007 and 1.5% from the prior year quarter ended September 30, 2006

•	Non-interest income for the nine months ended September 30, 2007 increased 10.2% from the prior year period

•

Non-interest expense declined 2.1% from the linked-quarter ended June 30, 2007 and the efficiency ratio improved from 63.3% to 60.2%. Non-interest expense was up only 0.7% from the prior year quarter ended September 30, 2006.

•	Loans increased $52.6 million, or 9.4% (annualized), from year-end

•	Deposits increased $59.7 million, or 11.0% (annualized), from year-end

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the third quarter ended September 30, 2007 of $0.44 per diluted share, up 2.3% from $0.43 per diluted share for the year ago quarter ended September 30, 2006 and up 12.8% from $0.39 per diluted share for the linked-quarter ended June 30, 2007. Net income of $2,933,000 for the third quarter ended September 30, 2007 was up 1.5% compared to $2,890,000 for the year ago third quarter, and up 11.7% compared to $2,627,000 for the linked-quarter ended June 30, 2007.

Diluted earnings per share for the nine months ended September 30, 2007 were $1.19 down 2.5% from the $1.22 per diluted share for the same period in 2006. Net income for the nine months ended September 30, 2007 was $7,933,000 compared to $7,989,000 for the nine months ended September 30, 2006, a decrease of 0.7%.

For the quarter ended September 30, 2007, return on average equity was 13.88% compared to 14.70% for the quarter ended September 30, 2006. The Company’s capital position remains strong at 9.19% of total assets as of September 30, 2007, down slightly from 9.26% at September 30, 2006. Average equity for the quarter ended September 30, 2007 increased to $83.8 million from $77.6 million for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, the Company’s return on average equity was 12.88% compared to 14.70% for the nine months ended September 30, 2006.

The Company’s total assets increased $70.2 million, or 8.4%, to $905.7 million at September 30, 2007 from $835.4 million at September 30, 2006. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $68.7 million, or 9.5%, to $792.1 million at September 30, 2007 from $723.3 million at September 30, 2006. Since December 31, 2006 net loans have increased $52.5 million or 7.1%. Deposits increased $57.3 million, or 7.9%, to $785.7 million at September 30, 2007 from $728.3 million at September 30, 2006. Since December 31, 2006 deposits have increased $59.7 million, or 8.2%.

Net interest income before provision for loan loss was $9,478,000 for the quarter ended September 30, 2007 compared to $9,391,000 for the quarter ended September 30, 2006, an increase of 0.9%. For the nine months ended September 30, 2007, net interest income before provision for loan loss was $27,478,000 compared to $26,660,000 for the nine months ended September 30, 2006, an increase of 3.1%.

The net interest margin (net interest income divided by average earning assets) was 4.50% for the quarter ended September 30, 2007 compared to 4.50% for the linked-quarter ended June 30, 2007 and 4.87% for the prior year quarter ended September 30, 2006.

Asset quality remains strong. Nonperforming assets at September 30, 2007 were $586,000, or 0.06% of total assets, a decrease of $1,751,000 from $2,337,000, or 0.28% of total assets, at September 30, 2006 and a decrease of $2,446,000 from $3,032,000, or 0.36% of total assets, at December 31, 2006. The Company’s nonperforming assets to total assets ratio of 0.06% at September 30, 2007 is 39 basis points lower than the June 30, 2007 average ratio of 0.45% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision in the third quarter of 2007 of $210,000 was down $30,000 from $240,000 in the third quarter of last year. The Company had net charge-offs in the third quarter of 2007 of $219,000 versus net charge-offs of $82,000 in the third quarter of 2006 and net charge-offs of $452,000 for the first nine months of this year versus net recoveries of $174,000 for the same period last year. Loan loss reserves as a percent of total loans decreased to 1.27% at September 30, 2007 from 1.35% at September 30, 2006. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was $2,191,000 for the quarter ended September 30, 2007 compared to $2,166,000 for the quarter ended September 30, 2006, an increase of 1.2%. For the nine months ended September 30, 2007, noninterest income was

$6,453,000 compared to $5,854,000 for the same period in 2006, an increase of 10.2%. The increase for the nine month period is the result of increased service charges on deposits, merchant visa income and brokered mortgage income.

Noninterest expense was $7,028,000 for the quarter ended September 30, 2007 compared to $6,980,000 for the quarter ended September 30, 2006, an increase of 0.7% and down 2.1% from $7,176,000 for the linked-quarter ended June 30, 2007. For the nine months ended September 30, 2007, noninterest expense was $21,390,000 compared to $20,081,000 for the same period in 2006, an increase of 6.5%.

The Company’s efficiency ratio decreased to 60.23% for the quarter ended September 30, 2007 from 63.33% for the linked-quarter ended June 30, 2007 and from 60.40% for the quarter ended September 30, 2006. The efficiency ratio increased to 63.04% for the nine months ended September 30, 2007 from 61.76% for the nine months ended September 30, 2006. The improvement in the efficiency ratio on a linked-quarter basis was due to growth in average earning assets while maintaining a net interest margin of 4.50% and reducing operating expenses.

Mr. Vance stated, “We are pleased with our results this quarter that occurred from an increased focus on net interest margin and operating efficiencies. Our net interest margin has stabilized at 4.50% for the last two sequential quarters after periods of decline due to the rate environment and competitive pressures. In addition, we improved our efficiency ratio over 300 basis points from the second quarter of this year.” Mr. Vance added, “Our focus on both loan growth and credit quality is shown by an annualized loan growth of 9% year to date while achieving an excellent ratio of nonperforming assets to total assets of 0.06%.”

On July 25, 2007, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At September 30, 2007, approximately 141,000 shares remain to be purchased under the eighth program. During the quarter ended September 30, 2007, the Company repurchased 14,031 shares at an average price of $22.32. Through September 30, 2007, Heritage has repurchased 6,016,304 shares, or approximately 52.8% of the total shares outstanding as of March 31, 1999, at an average price of $12.30.

On September 25, 2007, the Company’s Board of Directors declared a dividend of 21.0 cents per share payable on October 30, 2007 to shareholders of record on October 15, 2007. This is the thirty-ninth consecutive quarterly dividend to be paid.

Heritage Financial Corporation is a $900 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	Sept. 30, 2007	December 31, 2006	Sept. 30, 2006
BALANCE SHEET
Loans receivable	802,285	749,701	733,224
Allowance for loan losses	(10,224)	(10,105)	(9,900)

Net loans	792,061	739,596	723,324
Investments and interest earning deposits	40,582	45,700	46,570
Goodwill and other intangible assets	13,608	13,661	13,615
Other assets	59,441	53,936	51,934

Total assets	$905,692	$852,893	$835,443

Deposits	$785,667	$725,921	$728,344
Borrowings	27,942	40,538	23,136
Other liabilities	8,826	7,795	6,560
Stockholders’ equity	83,257	78,639	77,403

Total liabilities and equity	$905,692	$852,893	$835,443

OTHER DATA
At period end:
Nonaccrual loans	$586	$2,807	$2,112
Real estate owned	—	225	225

Nonperforming assets	$586	$3,032	$2,337
Allowance for loan losses to:
Loans	1.27%	1.35%	1.35%
Nonperforming loans	1745.68%	359.99%	468.75%
Nonperforming assets to total assets	0.06%	0.36%	0.28%
Equity to assets ratio	9.19%	9.22%	9.26%
Book value per share	$12.54	$11.99	$11.79
Tangible book value per share	$10.49	$9.91	$9.72

AVERAGE BALANCES	Quarter Ended
	Sept. 30, 2007	December 31, 2006	Sept. 30, 2006
Average assets	$893,165	$829,660	$823,368
Average earning assets	834,821	772,099	765,088
Average total loans	799,934	729,936	725,393
Average deposits	770,878	732,043	715,909
Average equity	83,827	79,467	77,569
Average tangible equity	70,207	65,850	65,706

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2007	Three Month % Change	Quarter Ended September 30, 2006	Year Over Year % Change
Interest income	$16,268	$15,627	4.1%	$14,682	10.8%
Interest expense	6,790	6,525	4.1%	5,291	28.3%

Net interest income	9,478	9,102	4.1%	9,391	0.9%
Provision for loan losses	210	180	16.7%	240	-12.5%
Noninterest income	2,191	2,229	-1.7%	2,166	1.2%
Noninterest expense	7,028	7,176	-2.1%	6,980	0.7%

Income before income taxes	4,431	3,975	11.5%	4,337	2.1%
Federal income tax	1,498	1,348	11.1%	1,447	3.5%

Net income	$2,933	$2,627	11.7%	$2,890	1.5%

Earnings per share:
Basic	$0.45	$0.40	12.5%	$0.45	0.0%
Diluted	$0.44	$0.39	12.8%	$0.43	2.3%

Performance Ratios (1):
Net interest margin	4.50%	4.50%		4.87%
Efficiency ratio (2)	60.23%	63.33%		60.40%
Return on average assets	1.30%	1.21%		1.39%
Return on average equity	13.88%	12.76%		14.70%

Weighted Average Common Shares Outstanding:
Basic	6,576,399	6,576,751		6,483,394
Diluted	6,674,620	6,681,694		6,703,730

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

Income Statement	Nine Months Ended
	September 30, 2007	September 30, 2006	% Change
Interest income	$46,820	$40,464	15.7%
Interest expense	19,342	13,804	40.1%

Net interest income	27,478	26,660	3.1%
Provision for loan losses	570	480	18.8%
Noninterest income	6,453	5,854	10.2%
Noninterest expense	21,390	20,081	6.5%

Income before income taxes	11,971	11,953	0.2%
Federal income tax	4,038	3,964	1.9%

Net income	$7,933	$7,989	-0.7%

Earnings per share:
Basic	$1.21	$1.26	-4.0%
Diluted	$1.19	$1.22	-2.5%

Performance Ratios (1):
Net interest margin	4.53%	4.88%
Efficiency ratio (2)	63.04%	61.76%
Return on average assets	1.22%	1.36%
Return on average equity	12.88%	14.70%

Weighted Average Common Shares Outstanding:
Basic	6,552,829	6,336,395
Diluted	6,677,714	6,558,060

(1)	Ratios are calculated on an annualized basis.
(2)	Noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.

CONTACT:

Brian L. Vance, President and Chief Executive Officer, or

Edward D. Cameron, Executive Vice President and Corporate Secretary

(360) 943-1500